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EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in the registration statements on Form S-8 of Franklin Bancorporation, Inc. pertaining to the Franklin Bancorporation, Inc. Stock Option Agreement for William J. Ridenour and on Form S-8 of Franklin Bancorporation, Inc. pertaining to the Franklin Bancorporation,Inc. Stock Option Agreement for Leslie T. Proctor, of our report dated February 7, 1997, on our audits of the consolidated financial statements of Franklin Bancorporation as of December 31, 1996 and 1995 and for the years then ended, which report is included in this Annual Report on Form 10-K of Franklin Bancorporation, Inc. for the year ended December 31, 1996.




                                        COOPERS & LYBRAND L.L.P.




Washington, D.C.
March 26, 1997